UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 31, 2012

SUPERMEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261
(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Ms. Georgia Scaife, former Executive Vice President — Human Resources and Employee Administration of SuperMedia Inc. (the “Company”) retired from the Company effective March 31, 2012.

During her employment with the Company, Ms. Scaife participated in the former GTE Corporation (predecessor to Verizon Communications Inc. from which the Company was spun off in 2006) Executive Retiree Life Insurance Plan (the “ERLIP”), an unfunded non-qualified plan that was designed to provide additional retirement income to certain management employees. In order to be eligible to receive benefits under the ERLIP, a participant (i) must have been within certain salary bands as of December 31, 2001 and (ii) must retire with a pension (other than a deferred vested pension) from a plan that is sponsored by Verizon Communications Inc. or participating affiliate.  The exclusion of a participant who was eligible for a deferred vested pension is waived if the employee has attained age 60 as of his or her termination date and has at least 10 years of net credited service.  Benefits under the ERLIP are payable in lump sum, approximately six months following retirement.

In connection with Ms. Scaife’s retirement, she is entitled to $745,212.00 under the ERLIP, which will be paid in lump sum approximately six months following her retirement.

The ERLIP was frozen by Verizon Communications Inc. in January 2002, and except for employees whose benefits are grandfathered under the ERLIP, no other employees are eligible to participate in the ERLIP.

The foregoing description of the ERLIP does not purport to be complete and is qualified in its entirety by reference to the full text of the ERLIP, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Retiree Life Insurance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERMEDIA INC.

	By:	/s/ Cody Wilbanks
		Name:	Cody Wilbanks
		Title:	Executive Vice President —
General Counsel and Secretary

Date: April 5, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Retiree Life Insurance Plan.